Exhibit 99.1
First Western Reports Fourth Quarter 2022 Financial Results
Fourth Quarter 2022 Summary
•Total deposits increased $237.8 million, at an annualized rate of 43.9%, in Q4 2022
•Total loans held for investment increased $121.2 million, at an annualized rate of 20.6%, in Q4 2022
•Net income available to common shareholders of $5.5 million in Q4 2022, compared to $6.2 million in Q3 2022 and $1.9 million in Q4 2021
•Diluted EPS of $0.56 in Q4 2022, compared to $0.64 in Q3 2022 and $0.23 in Q4 2021
•Pre-tax, pre-provision net income(1) of $8.5 million in Q4 2022, compared to $10.0 million in Q3 2022 and $3.4 million in Q4 2021
•Book value per common share increased to $25.37, or 2.5%, from $24.74 as of Q3 2022, and was up 9.1% from $23.25 as of Q4 2021
Denver, Colo., January 26, 2023 – First Western Financial, Inc. (“First Western” or the “Company”) (NASDAQ: MYFW), today reported financial results for the fourth quarter ended December 31, 2022.
Net income available to common shareholders was $5.5 million, or $0.56 per diluted share, for the fourth quarter of 2022. This compares to $6.2 million, or $0.64 per diluted share, for the third quarter of 2022, and $1.9 million, or $0.23 per diluted share, for the fourth quarter of 2021.

Scott C. Wylie, CEO of First Western, commented, “We had another strong quarter of business development resulting in double-digit annualized loan and deposit growth. While tightening our underwriting criteria and loan pricing, given the potential for weakening economic conditions, we still had 21% annualized loan growth, partially driven by increasing contributions from the teams we have added to expand our presence in Arizona, Wyoming and Montana. Importantly, our increased focus on deposit gathering resulted in deposit growth that was more than twice the rate of our loan growth, which significantly reduced our loan-to-deposit ratio. Our balance sheet growth enabled us to continue generating strong earnings and further growth in book value and tangible book value per share.

“With our conservatively underwritten, well diversified loan portfolio and the financial strength of the clients we serve, we have consistently maintained strong asset quality during past economic downturns and we expect it to continue performing well this year. At the same time, given the strong business development capabilities we have built and the increasing traction we are getting in our newer markets, we expect to continue generating solid balance sheet growth, realizing more operating leverage, and delivering a higher level of earnings. While it appears that the macroeconomic environment will be challenging in 2023, we believe we are well positioned to continue profitably growing our franchise and creating shareholder value,” said Mr. Wylie.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

	For the Three Months Ended
	December 31,	September 30,	December 31,
(Dollars in thousands, except per share data)	2022	2022	2021
Earnings Summary
Net interest income	$21,842	$22,906	$14,407
Provision for loan losses	1,197	1,756	812
Total non-interest income	6,561	6,345	9,516
Total non-interest expense	19,905	19,260	20,524
Income before income taxes	7,301	8,235	2,587
Income tax expense	1,830	2,014	670
Net income available to common shareholders	5,471	6,221	1,917
Adjusted net income available to common shareholders(1)	5,617	6,337	4,776
Basic earnings per common share	0.58	0.66	0.24
Adjusted basic earnings per common share(1)	0.59	0.67	0.59
Diluted earnings per common share	0.56	0.64	0.23
Adjusted diluted earnings per common share(1)	0.58	0.66	0.57

Return on average assets (annualized)	0.79%	0.97%	0.37%
Adjusted return on average assets (annualized)(1)	0.82	0.99	0.91
Return on average shareholders' equity (annualized)	9.17	10.70	4.28
Adjusted return on average shareholders' equity (annualized)(1)	9.41	10.90	10.66
Return on tangible common equity (annualized)(1)	10.48	12.28	4.10
Adjusted return on tangible common equity (annualized)(1)	10.76	12.51	10.21
Net interest margin	3.32	3.76	2.92
Efficiency ratio(1)	67.66	64.94	71.77
____________________
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Operating Results for the Fourth Quarter 2022
Revenue
Gross revenue (1) was $29.0 million for the fourth quarter of 2022, a slight decrease of 1.0% from $29.3 million for the third quarter of 2022. Relative to the fourth quarter of 2021, gross revenue increased 23.8% from $23.4 million for the fourth quarter of 2021, primarily driven by growth in interest-earning assets and an increase in net interest margin.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Net Interest Income
Net interest income for the fourth quarter of 2022 was $21.8 million, a decrease of 4.6% from $22.9 million in the third quarter of 2022. The decrease was due to higher interest expense resulting from the strong growth in total deposits in the fourth quarter, as well as an increase in the average cost of deposits due to the rising rate environment and a highly competitive deposit market.

Relative to the fourth quarter of 2021, net interest income increased 51.6% from $14.4 million. The year-over-year increase in net interest income was due to an increase in net interest margin attributable to the higher rate environment and increased average interest-earning assets. The increase in average interest-earning assets was driven by growth in average loans of $782.4 million compared to December 31, 2021, resulting from organic loan growth and the Teton acquisition.
Net Interest Margin
Net interest margin for the fourth quarter of 2022 decreased 44 bps to 3.32% from 3.76% reported in the third quarter of 2022, primarily due to a 106 bps increase in average cost of funds, driven by a rising rate environment and a highly competitive deposit market.
The yield on interest-earning assets increased to 4.93% in the fourth quarter of 2022 from 4.38% in the third quarter of 2022 and the cost of interest-bearing deposits increased to 2.09% in the fourth quarter of 2022 from 0.73% in the third quarter of 2022.
Relative to the fourth quarter of 2021, net interest margin increased from 2.92%, primarily due to increased yields attributable to the rising rate environment and higher average loan balances as a result of strong organic loan growth and the Teton acquisition, more than offsetting the increase in cost of funds.
Non-interest Income
Non-interest income for the fourth quarter of 2022 was $6.6 million, an increase of 3.4%, from $6.3 million in the third quarter of 2022. This was primarily due to an $0.8 million increase in risk management and insurance fees due to seasonal increases, partially offset by losses on loans held for investment under the fair value option of $0.5 million due primarily to the rising rate environment.
Relative to the fourth quarter of 2021, non-interest income decreased 31.1% from $9.5 million. The decrease was primarily due to lower mortgage segment activity as higher interest rates drove declines in both refinance and purchase volume, and lower Trust and investment management fees derived from reduced assets under management (“AUM”) balances, which were negatively impacted by lower equity and fixed income market valuations.
Non-interest Expense
Non-interest expense for the fourth quarter of 2022 was $19.9 million, an increase of 3.3%, from $19.3 million in the third quarter of 2022. The increase was primarily due to an increase in data processing fees and other operational costs attributable to nonrecurring implementation charges related to the trust and investment management system enhancements.
Relative to the fourth quarter of 2021, non-interest expense decreased 3.0% from $20.5 million. The decrease was primarily due to the addition of Teton’s operations at the end of 2021 which increased data processing costs for one-time system conversion and termination fees.

The impact of the merger and acquisition activity was as follows (in thousands):

	As of or for the Three Months Ended
	December 31,	September 30,	December 31,
	2022	2022	2021
Adjusted Net Income Available to Common Shareholders(1)
Net income available to common shareholders	$5,471	$6,221	$1,917
Plus: acquisition related expenses
Salaries and employee benefits	112	98	547
Professional services	87	90	713
Data processing(2)	—	(96)	2,428
Technology and information systems	1	1	—
Marketing	—	7	—
Other	(5)	54	8
Less: income tax impact	49	38	837
Adjusted net income available to shareholders(1)	$5,617	$6,337	$4,776

Adjusted Diluted Earnings Per Share(1)
Diluted earnings per share	$0.56	$0.64	$0.23
Plus: acquisition related expenses net of income tax impact	0.02	0.02	0.34
Adjusted diluted earnings per share(1)	$0.58	$0.66	$0.57
____________________
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
(2) Represents reduced contract termination fees from the system conversion.
The Company’s efficiency ratio(1) was 67.7% in the fourth quarter of 2022, compared with 64.9% in the third quarter of 2022 and 71.8% in the fourth quarter of 2021.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Income Taxes
The Company recorded income tax expense of $1.8 million for the fourth quarter of 2022, representing an effective tax rate of 25.1%, compared to 24.5% for the third quarter of 2022.
Loans
Total loans held for investment were $2.48 billion as of December 31, 2022, an increase of 5.1% from $2.35 billion as of September 30, 2022, and an increase of 26.7% from $1.95 billion as of December 31, 2021. The increase in total loans held for investment from September 30, 2022 was primarily attributable to growth in the residential mortgage, construction and development, and commercial and industrial portfolios. The increase in total loans held for investment from December 31, 2021 was attributable to loan growth distributed amongst our residential mortgage, construction and development, commercial and industrial, and commercial real estate portfolios.
Deposits
Total deposits were $2.41 billion as of December 31, 2022, an increase of 11.0% from $2.17 billion as of September 30, 2022. Relative to the fourth quarter of 2021, total deposits increased 9.0% from $2.21 billion as of December 31, 2021, driven primarily by organic growth through expanded client relationships.

Borrowings
Federal Home Loan Bank (“FHLB”) and Federal Reserve borrowings were $146.9 million as of December 31, 2022, a decrease of $126.3 million from $273.2 million as of September 30, 2022, and an increase of $108.3 million from $38.6 million as of December 31, 2021. The decrease in borrowings from September 30, 2022 was driven by our reduced reliance on FHLB borrowings due to deposit growth throughout the quarter. Relative to the fourth quarter of 2021, total borrowings increased to support the strong loan growth throughout 2022.
Subordinated notes were $52.1 million as of December 31, 2022, an increase of $19.5 million from $32.6 million as of September 30, 2022 and an increase of $13.1 million from $39.0 million as of December 31, 2021. On December 5, 2022, the Company completed the issuance and sale of subordinated notes (the "December 2022 Sub Notes") totaling $20.0 million in aggregate principal amount. The December 2022 Sub Notes mature on December 15, 2032 (the "Maturity Date") and accrue interest at a rate of 7.00% per annum, payable semi-annually in arrears, to, but excluding, December 15, 2027. From and including December 15, 2027 to, but excluding the Maturity Date or early redemption date, the interest rate will reset quarterly to an interest rate per annum equal to Three-Month term SOFR, or an alternative rate determined in accordance with the terms of the Notes if Three-Month Term SOFR cannot be determined or a Benchmark Transition Event (as defined in the Notes) has occurred, plus 328 basis points, payable quarterly in arrears.
Assets Under Management

AUM increased by $188.6 million during the fourth quarter to $6.11 billion as of December 31, 2022, compared to $5.92 billion as of September 30, 2022. This increase was attributable to an increase in market values at the end of the fourth quarter 2022. Total AUM decreased by $1.24 billion compared to December 31, 2021 from $7.35 billion, which was primarily attributable to a decline in market values throughout 2022 resulting in a decrease in the value of AUM balances.
Credit Quality
Non-performing assets totaled $12.3 million, or 0.43% of total assets, as of December 31, 2022, compared to $3.9 million, or 0.14% of total assets, as of September 30, 2022 and $4.3 million, or 0.17% of total assets, as of December 31, 2021. The increase in non-performing assets is related to the addition of $8.9 million in problem loan credits at the end of the fourth quarter. The Company did not add a specific reserve to these new problem credits due to adequate collateral coverage as of December 31, 2022.
The Company recorded a provision of $1.2 million in the fourth quarter of 2022, compared to a provision of $1.8 million in the third quarter of 2022 and $0.8 million in the fourth quarter of 2021. The provision recorded in the fourth quarter of 2022 represented general provisioning consistent with our net growth of the bank originated loan portfolio and changes in our portfolio mix.
The Company adopted the new current expected credit losses ("CECL") standard effective January 1, 2023. Based on preliminary results, the Company expects its allowance for credit losses ("ACL") coverage ratio to be within a range of approximately 75-90 bps of total loans and 30-45 bps coverage on off-balance sheet commitments.

Capital
As of December 31, 2022, First Western (“Consolidated”) and First Western Trust Bank (“Bank”) exceeded the minimum capital levels required by their respective regulators. As of December 31, 2022, the Bank was classified as “well capitalized,” as summarized in the following table:

December 31,
2022
Consolidated Capital
Tier 1 capital to risk-weighted assets	9.28%
Common Equity Tier 1 ("CET1") to risk-weighted assets	9.28
Total capital to risk-weighted assets	12.37
Tier 1 capital to average assets	7.81

Bank Capital
Tier 1 capital to risk-weighted assets	10.29
CET1 to risk-weighted assets	10.29
Total capital to risk-weighted assets	11.06
Tier 1 capital to average assets	8.65
Book value per common share increased 2.5% from $24.74 as of September 30, 2022 to $25.37 as of December 31, 2022, and was up 9.1% from $23.25 as of December 31, 2021.
Tangible book value per common share (1) increased 3.0% from $21.35 as of September 30, 2022 to $21.99 as of December 31, 2022, and was up 10.7% from $19.87 as of December 31, 2021.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Conference Call, Webcast and Slide Presentation
The Company will host a conference call and webcast at 10:00 a.m. MT/ 12:00 p.m. ET on Friday, January 27, 2023. Telephone access: https://register.vevent.com/register/BIef5fe496336a49e087313418c55050b5
A slide presentation relating to the fourth quarter 2022 results will be accessible prior to the scheduled conference call. The slide presentation and webcast of the conference call can be accessed on the Events and Presentations page of the Company’s investor relations website at https://myfw.gcs-web.com.
About First Western
First Western is a financial services holding company headquartered in Denver, Colorado, with operations in Colorado, Arizona, Wyoming, California, and Montana. First Western and its subsidiaries provide a fully integrated suite of wealth management services on a private trust bank platform, which includes a comprehensive selection of deposit, loan, trust, wealth planning and investment management products and services. First Western’s common stock is traded on the Nasdaq Global Select Market under the symbol “MYFW.” For more information, please visit www.myfw.com.

Non-GAAP Financial Measures
Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include “Tangible Common Equity,” “Tangible Common Book Value per Share,” “Return on Tangible Common Equity,” “Efficiency Ratio,” “Gross Revenue,” “Allowance for Loan Losses to Bank Originated Loans Excluding PPP,” “Adjusted Net Income Available to Common Shareholders,” “Adjusted Basic Earnings Per Share,” “Adjusted Diluted Earnings Per Share,” “Adjusted Return on Average Assets,” “Adjusted Return on Average Shareholders’ Equity,” and “Adjusted Return on Tangible Common Equity”. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies. Reconciliation of non-GAAP financial measures, to GAAP financial measures are provided at the end of this press release.

Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “position,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “opportunity,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, without limitation, the COVID-19 pandemic and its effects; integration risks and projected cost savings in connection with acquisitions; the risk of geographic concentration in Colorado, Arizona, Wyoming, California, and Montana; the risk of changes in the economy affecting real estate values and liquidity; the risk in our ability to continue to originate residential real estate loans and sell such loans; risks specific to commercial loans and borrowers; the risk of claims and litigation pertaining to our fiduciary responsibilities; the risk of competition for investment managers and professionals; the risk of fluctuation in the value of our investment securities; the risk of changes in interest rates; and the risk of the adequacy of our allowance for loan losses and the risk in our ability to maintain a strong core deposit base or other low-cost funding sources. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 15, 2022 (“Form 10-K”), and other documents we file with the SEC from time to time. We urge readers of this news release to review the “Risk Factors” section our Form 10-K and any updates to those risk factors set forth in our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and our other filings with the SEC. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.
Contacts:
Financial Profiles, Inc.
Tony Rossi
310-622-8221
MYFW@finprofiles.com
IR@myfw.com

First Western Financial, Inc.
Consolidated Financial Summary (unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,
(Dollars in thousands, except per share amounts)	2022	2022	2021
Interest and dividend income:
Loans, including fees	$30,203	$24,831	$15,398
Loans accounted for under the fair value option	488	513	—
Investment securities	645	653	225
Interest-bearing deposits in other financial institutions	931	533	109
Dividends, restricted stock	238	109	20
Total interest and dividend income	32,505	26,639	15,752

Interest expense:
Deposits	8,260	2,706	813
Other borrowed funds	2,403	1,027	532
Total interest expense	10,663	3,733	1,345
Net interest income	21,842	22,906	14,407
Less: provision for loan losses	1,197	1,756	812
Net interest income, after provision for loan losses	20,645	21,150	13,595

Non-interest income:
Trust and investment management fees	4,358	4,639	5,184
Net gain on mortgage loans	775	885	2,470
Bank fees	812	586	615
Risk management and insurance fees	924	115	676
Income on company-owned life insurance	88	88	88
Net (loss)/gain on loans accounted for under the fair value option	(602)	(134)	—
Unrealized gain/(loss) recognized on equity securities	—	75	—
Net gain/(loss) on equity interests	—	6	483
Other	206	85	—
Total non-interest income	6,561	6,345	9,516
Total income before non-interest expense	27,206	27,495	23,111

Non-interest expense:
Salaries and employee benefits	11,679	11,566	11,013
Occupancy and equipment	1,910	1,836	1,588
Professional services	2,027	2,316	2,164
Technology and information systems	1,168	1,172	916
Data processing	1,223	888	3,307
Marketing	500	403	497
Amortization of other intangible assets	77	77	4
Net (gain)/loss on assets held for sale	—	(1)	—
Net (gain)/loss on sale of other real estate owned	(3)	(41)	—
Other	1,324	1,044	1,035
Total non-interest expense	19,905	19,260	20,524
Income before income taxes	7,301	8,235	2,587
Income tax expense	1,830	2,014	670
Net income available to common shareholders	$5,471	$6,221	$1,917
Earnings per common share:
Basic	$0.58	$0.66	$0.24
Diluted	0.56	0.64	0.23

First Western Financial, Inc.
Consolidated Financial Summary (unaudited)

	December 31,	September 30,	December 31,
(Dollars in thousands)	2022	2022	2021
Assets
Cash and cash equivalents:
Cash and due from banks	$4,926	$8,308	$6,487
Federal funds sold	—	—	1,491
Interest-bearing deposits in other financial institutions	191,586	156,940	379,005
Total cash and cash equivalents	196,512	165,248	386,983

Available-for-sale securities, at fair value	—	—	56,211
Held-to-maturity securities, at amortized cost (fair value of $74,718 and $78,624 as of December 31, 2022 and September 30, 2022, respectively)	81,056	84,257	—
Correspondent bank stock, at cost	7,110	12,783	2,584
Mortgage loans held for sale, at fair value	8,839	12,743	30,620
Loans held for sale, at fair value	1,965	—	—
Loans (includes $23,321, $22,871, and $0 measured at fair value, respectively)	2,469,413	2,351,322	1,949,137
Allowance for loan losses	(17,183)	(16,081)	(13,732)
Loans, net	2,452,230	2,335,241	1,935,405
Premises and equipment, net	25,118	24,668	23,976
Accrued interest receivable	10,445	8,451	7,151
Accounts receivable	4,873	5,947	5,267
Other receivables	1,973	2,868	1,949
Other real estate owned, net	—	187	—
Goodwill and other intangible assets, net	32,104	32,181	31,902
Deferred tax assets, net	6,914	6,849	6,845
Company-owned life insurance	16,152	16,064	15,803
Other assets	21,457	21,212	22,678
Assets held for sale	—	—	115
Total assets	$2,866,748	$2,728,699	$2,527,489

Liabilities
Deposits:
Noninterest-bearing	$583,092	$662,055	$636,304
Interest-bearing	1,822,137	1,505,392	1,569,399
Total deposits	2,405,229	2,167,447	2,205,703
Borrowings:
Federal Home Loan Bank and Federal Reserve borrowings	146,886	273,225	38,629
Subordinated notes	52,132	32,584	39,031
Accrued interest payable	1,125	664	355
Other liabilities	20,512	19,917	24,730
Total liabilities	2,625,884	2,493,837	2,308,448

Shareholders’ Equity
Total shareholders’ equity	240,864	234,862	219,041
Total liabilities and shareholders’ equity	$2,866,748	$2,728,699	$2,527,489

First Western Financial, Inc.
Consolidated Financial Summary (unaudited)

	December 31,	September 30,	December 31,
(Dollars in thousands)	2022	2022	2021
Loan Portfolio
Cash, Securities, and Other(1)	$165,670	$154,748	$261,190
Consumer and Other(2)	49,954	50,429	34,758
Construction and Development	288,497	228,060	178,716
1-4 Family Residential	898,154	822,796	580,872
Non-Owner Occupied CRE	496,776	527,836	482,622
Owner Occupied CRE	216,056	220,075	212,426
Commercial and Industrial	361,028	350,954	203,584
Total loans held for investment	2,476,135	2,354,898	1,954,168
Deferred (fees) costs and unamortized premiums/(unaccreted discounts), net(3)	(6,722)	(3,576)	(5,031)
Gross loans	$2,469,413	$2,351,322	$1,949,137
Mortgage loans held for sale	$8,839	$12,743	$30,620
Loans held for sale	1,965	—	—

Deposit Portfolio
Money market deposit accounts	$1,336,092	$1,010,846	$1,056,669
Time deposits	224,090	186,680	170,491
Negotiable order of withdrawal accounts	234,778	277,225	309,940
Savings accounts	27,177	30,641	32,299
Total interest-bearing deposits	1,822,137	1,505,392	1,569,399
Noninterest-bearing accounts	583,092	662,055	636,304
Total deposits	$2,405,229	$2,167,447	$2,205,703
____________________
(1) Includes PPP loans of $7.1 million as of December 31, 2022, $7.7 million as of September 30, 2022, and $46.8 million as of December 31, 2021.
(2) Includes loans held for investment accounted for under fair value option of $23.4 million and $22.6 million as of December 31, 2022 and September 30, 2022, respectively.
(3) Includes fair value adjustments on loans held for investment accounted for under the fair value option.

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	December 31,	September 30,	December 31,
(Dollars in thousands)	2022	2022	2021
Average Balance Sheets
Assets
Interest-earning assets:
Interest-bearing deposits in other financial institutions	$103,190	$101,564	$277,915
Federal funds sold	—	260	1,491
Investment securities	84,017	87,340	36,001
Correspondent bank stock	11,880	4,924	1,744
Loans	2,436,273	2,241,343	1,653,919
Interest-earning assets	2,635,360	2,435,431	1,971,070
Mortgage loans held for sale	9,065	11,535	39,112
Total interest-earning assets, plus mortgage loans held for sale	2,644,425	2,446,966	2,010,182
Allowance for loan losses	(16,724)	(14,981)	(13,224)
Noninterest-earning assets	125,355	126,457	94,589
Total assets	$2,753,056	$2,558,442	$2,091,547

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$1,582,587	$1,480,288	$1,195,986
FHLB and Federal Reserve borrowings	212,693	119,025	49,115
Subordinated notes	38,335	32,564	39,017
Total interest-bearing liabilities	1,833,615	1,631,877	1,284,118
Noninterest-bearing liabilities:
Noninterest-bearing deposits	659,076	673,949	608,693
Other liabilities	21,660	20,103	19,566
Total noninterest-bearing liabilities	680,736	694,052	628,259
Total shareholders’ equity	238,705	232,513	179,170
Total liabilities and shareholders’ equity	$2,753,056	$2,558,442	$2,091,547

Yields/Cost of funds (annualized)
Interest-bearing deposits in other financial institutions	3.61%	2.08%	0.16%
Investment securities	3.07	2.99	2.50
Correspondent bank stock	8.01	8.85	4.59
Loans	5.04	4.52	3.72
Interest-earning assets	4.93	4.38	3.20
Mortgage loans held for sale	6.44	5.44	3.14
Total interest-earning assets, plus mortgage loans held for sale	4.94	4.38	3.20
Interest-bearing deposits	2.09	0.73	0.27
FHLB and Federal Reserve borrowings	3.61	2.23	0.45
Subordinated notes	5.07	4.45	4.89
Total interest-bearing liabilities	2.33	0.92	0.42
Net interest margin	3.32	3.76	2.92
Net interest rate spread	2.61	3.46	2.77

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	December 31,	September 30,	December 31,
(Dollars in thousands, except share and per share amounts)	2022	2022	2021
Asset Quality
Non-performing loans	$12,349	$3,744	$4,327
Non-performing assets	12,349	3,931	4,327
Net charge-offs	95	32	44
Non-performing loans to total loans	0.50%	0.16%	0.22%
Non-performing assets to total assets	0.43	0.14	0.17
Allowance for loan losses to non-performing loans	139.14	429.51	317.36
Allowance for loan losses to total loans	0.70	0.68	0.70
Allowance for loan losses to bank originated loans excluding PPP(1)	0.78	0.77	0.88
Net charge-offs to average loans(2)	0.00	0.00	0.00

Assets Under Management	$6,106,973	$5,918,403	$7,351,840

Market Data
Book value per share at period end	25.37	24.74	23.25
Tangible book value per common share(1)	21.99	21.35	19.87
Weighted average outstanding shares, basic	9,493,732	9,481,311	8,043,469
Weighted average outstanding shares, diluted	9,702,908	9,673,078	8,370,998
Shares outstanding at period end	9,495,440	9,492,006	9,419,271

Consolidated Capital
Tier 1 capital to risk-weighted assets	9.28%	9.54%	10.54%
CET1 to risk-weighted assets	9.28	9.54	10.54
Total capital to risk-weighted assets	12.37	11.84	13.54
Tier 1 capital to average assets	7.81	8.18	9.31

Bank Capital
Tier 1 capital to risk-weighted assets	10.29	10.32	11.40
CET1 to risk-weighted assets	10.29	10.32	11.40
Total capital to risk-weighted assets	11.06	11.09	12.19
Tier 1 capital to average assets	8.65	8.84	10.05
____________________
(1) Represents a Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
(2) Value results in an immaterial amount.

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)
Reconciliations of Non-GAAP Financial Measures

	As of or for the Three Months Ended
	December 31,	September 30,	December 31,
(Dollars in thousands, except share and per share amounts)	2022	2022	2021
Tangible Common
Total shareholders' equity	$240,864	$234,862	$219,041
Less: goodwill and other intangibles, net	32,104	32,181	31,902
Tangible common equity	$208,760	$202,681	$187,139

Common shares outstanding, end of period	9,495,440	9,492,006	9,419,271
Tangible common book value per share	$21.99	$21.35	$19.87
Net income available to common shareholders	5,471	6,221	1,917
Return on tangible common equity (annualized)	10.48%	12.28%	4.10%

Efficiency
Non-interest expense	$19,905	$19,260	$20,524
Less: amortization	77	77	4
Less: acquisition related expenses	195	154	3,696
Adjusted non-interest expense	$19,633	$19,029	$16,824

Total income before non-interest expense	$27,206	$27,495	$23,111
Less: unrealized gain/(loss) recognized on equity securities	—	75	—
Less: net (loss)/gain on loans accounted for under the fair value option	(602)	(134)	—
Less: net gain/(loss) on equity interests	—	6	483
Less: net (loss)/gain on loans held for sale at fair value(1)	(12)	—	—
Plus: provision for loan losses	1,197	1,756	812
Gross revenue	$29,017	$29,304	$23,440
Efficiency ratio	67.66%	64.94%	71.77%

Allowance to Bank Originated Loans Excluding PPP
Total loans held for investment	$2,476,135	$2,354,898	$1,954,168
Less: loans acquired	234,717	248,573	360,661
Less: bank originated PPP loans	6,378	6,905	40,062
Less: loans accounted for under fair value	23,415	22,648	—
Bank originated loans excluding PPP	$2,211,625	$2,076,772	$1,553,445

Allowance for loan losses	$17,183	$16,081	$13,732
Allowance for loan losses to bank originated loans excluding PPP	0.78%	0.77%	0.88%
___________________
(1) Presented in Other Non-interest income on the Consolidated Financial Summary statements

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	December 31,	September 30,	December 31,
(Dollars in thousands, except share and per share data)	2022	2022	2021
Adjusted Net Income Available to Common Shareholders
Net income available to common shareholders	$5,471	$6,221	$1,917
Plus: acquisition related expenses	195	154	3,696
Less: income tax impact	49	38	837
Adjusted net income available to shareholders	$5,617	$6,337	$4,776

Pre-Tax, Pre-Provision Net Income
Income before income taxes	$7,301	$8,235	$2,587
Plus: provision for loan losses	1,197	1,756	812
Pre-tax, pre-provision net income	$8,498	$9,991	$3,399

Adjusted Basic Earnings Per Share
Basic earnings per share	$0.58	$0.66	$0.24
Plus: acquisition related expenses net of income tax impact	0.01	0.01	0.35
Adjusted basic earnings per share	$0.59	$0.67	$0.59

Adjusted Diluted Earnings Per Share
Diluted earnings per share	$0.56	$0.64	$0.23
Plus: acquisition related expenses net of income tax impact	0.02	0.02	0.34
Adjusted diluted earnings per share	$0.58	$0.66	$0.57

Adjusted Return on Average Assets (annualized)
Return on average assets	0.79%	0.97%	0.37%
Plus: acquisition related expenses net of income tax impact	0.03	0.02	0.54
Adjusted return on average assets	0.82%	0.99%	0.91%

Adjusted Return on Average Shareholders' Equity (annualized)
Return on average shareholders' equity	9.17%	10.70%	4.28%
Plus: acquisition related expenses net of income tax impact	0.24	0.20	6.38
Adjusted return on average shareholders' equity	9.41%	10.90%	10.66%

Adjusted Return on Tangible Common Equity (annualized)
Return on tangible common equity	10.48%	12.28%	4.10%
Plus: acquisition related expenses net of income tax impact	0.28	0.23	6.11
Adjusted return on tangible common equity	10.76%	12.51%	10.21%